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Polymer Group, Inc. P.O. Box 5069 N. Charleston, SC 29405 Contact: Robert Johnston 843-566-7293

PGI Investor Relations News Release

Polymer Group, Inc. Announces Forbearance Agreement and Provides Update on Credit Agreement and Senior Subordinated Notes

For Immediate Release

Monday, December 31, 2001

    [North Charleston, South Carolina]—Polymer Group, Inc. (NYSE: PGI) announced today that the waiver of covenant default under the Company's senior credit facility expired on December 29, 2001, in accordance with its terms. Consequently, the Company is currently in default under its senior credit facility as a result of the Company's noncompliance with formula-based financial covenants and has entered into a forbearance agreement with its senior bank lenders. The Company remains current in its payment obligations under the senior credit facility.

    The Company also announced that the senior bank lenders have issued a notice to the trustee under the Company's 9% Senior Subordinated Notes due 2007 exercising their right to block the Company's interest payment of $17.8 million scheduled to be made on January 2, 2002. The payment blockage notice is not an acceleration of the maturity of the Company's debt obligations under the senior credit facilities or the 9% Senior Subordinated Notes. A failure by the Company to pay interest on the outstanding Senior Subordinated Notes when due, which continues for 30 days or more (whether or not prohibited by the Company's senior bank lenders), would constitute an event of default under such Senior Subordinated Notes.

    The Company also announced that PGI's senior bank lenders have agreed to a forbearance period during which they will not exercise certain remedies available to them as a result of the covenant default under the senior credit facility. The forbearance period, which is scheduled to end on March 29, 2002, could end sooner upon the occurrence of certain events, such as the exercise of any remedies by the holders of the Senior Subordinated Notes, or in the event the Company fails to complete certain actions over the course of the next month leading to a financial restructuring. The Company's senior bank lenders have also prevented the Company from making any additional borrowings in excess of the amounts currently outstanding under the revolving credit portion of the senior credit facility.

    The Company currently has sufficient liquidity to meet its current obligations and holds adequate cash and short-term investments to continue to operate its business in the normal course. The Company anticipates maintaining existing payment terms and remaining current with all of its suppliers and other vendors. As of December 29, 2001, the Company had available cash and short-term investments in excess of $45 million. The Company is also continuing to explore various financial restructuring alternatives with third parties and has retained the investment banking firm of Dresdner Kleinwort Wasserstein to assist in its efforts.

    Polymer Group, Inc., the world's third largest producer of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The Company employs approximately 4,000 people and operates 25 manufacturing facilities throughout the world. Polymer Group, Inc. is the exclusive manufacturer of Miratec® fabrics, produced using the Company's proprietary advanced APEX® laser and fabric forming technologies. The Company believes that Miratec® has the potential to replace traditionally woven and knit textiles in a wide range of applications. APEX® and Miratec® are registered trademarks of Polymer Group, Inc.

    Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) increased competition in markets in which the company competes, (ii) increased costs, (iii) changes in conditions of the general economy and (iv) the company's substantial leverage position. Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company's 2000 Annual Report on Form 10-K.

    For further information, please contact:

Robert Johnston or Dennis Norman Polymer Group, Inc. P.O. Box 5069 North Charleston, SC 29405
Telephone No.:	(843) 566-7293
Web:	www.polymergroupinc.com
E-mail:	johnstonr@pginw.com

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Polymer Group, Inc. Announces Forbearance Agreement and Provides Update on Credit Agreement and Senior Subordinated Notes